Exhibit 5.1

2728 N. Harwood Street Suite 500 Dallas, TX 75201	214.745.5000 OFFICE 214.745.5390 FAX winstead.com

April 30, 2025

Blackboxstocks, Inc.

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as counsel to Blackboxstocks, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 as amended to date (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the resale by Company stockholders (the “Selling Stockholder”), as set forth in the Registration Statement, of an aggregate of up to 526,800 shares (the “Registered Shares”) of Common Stock consisting of (i) 30,000 shares issued pursuant to a Consulting Agreement dated March 25, 2025 (the “Consulting Agreement”) between the Company and Eadwacer Holdings, LLC (the “Consultant Shares”), (ii) 460,000 shares issuable upon the conversion of obligations under that certain Amended and Restated Senior Secured Convertible Debenture Due the Earlier of the Trigger Date and January 17, 2026 in the principal amount of up to $2,300,000 (the “Debenture”) and (iii) 36,800 shares issuable upon the conversion of obligations under that certain Senior Convertible Debenture Due the Earlier of the Trigger Date and January 17, 2026 in the principal amount of up to $184,000 issued to our placement agent (the “Placement Agent Debenture,” and together with the Debenture, the “Debentures”). The Debenture was acquired by the Selling Stockholder under a Securities Purchase Agreement dated as of January 17, 2025 (the “Purchase Agreement”), by and among the Company and the investor party thereto (the “Debenture Investor”). The Placement Agent Debenture was issued in connection with the placement of the Debenture pursuant to the terms of a Placement Agent Agreement dated January 10, 2025.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Debenture, (iii) the Purchase Agreement, (iv) the Registration Rights Agreement, dated March 10, 2025, by and between the Company and the Debenture Investor, (v) the Placement Agent Agreement, (vi) the Placement Agent Debenture, (vii) the Consulting Agreement, (viii) the Articles of Incorporation (the “Articles of Incorporation”) of the Company, as currently in effect; (ix) the Amended and Restated Bylaws (the “Bylaws”) of the Company, as currently in effect, and (x) such other records, certificates and documents as we have deemed appropriate or necessary for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents, certificates and instruments submitted to us as originals; (iv) the conformity with the originals of all documents supplied to us as copies; (v) the accuracy and completeness of all corporate records and documents made available to us by the Company; and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have also assumed that, at or prior to the time of the issuance and delivery of any Registered Shares, that there will not have occurred any change in law, change in the Company’s Articles of Incorporation, or further action by the Company’s board of directors, in each case affecting the validity of the issuance of the Registered Shares.

Blackboxstocks, Inc.
April 30, 2025

With respect to our opinions as to the Registered Shares, we have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; (ii) all Registered Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement filed in connection therewith (each a “Prospectus”); and (iii) a Prospectus, if required, will have been delivered and filed with the SEC describing the Registered Shares offered thereby.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)         the Consultant Shares have been duly authorized, validly issued, fully paid and non-assessable

(2)         the Registered Shares issuable upon conversion of the Debentures, when issued by the Company upon the valid conversion thereof in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

Our opinions herein are expressed solely as to the federal laws of the United States and Chapter 78 of the Nevada Revised Statutes. We express no opinion as to the laws of any other jurisdiction. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter. The opinion expressed in this letter is provided as a legal opinion only and not as any guarantee or warranty of the matters discussed herein, and such opinion is strictly limited to the matters stated herein, and no other opinion may be implied therefrom.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, WINSTEAD PC /s/ Winstead, PC